EXHIBIT 99.1


NEWS              FOR RELEASE: August 24, 2004


Contact:          Bevo Beaven, Vice President
                  Bill Conboy, Senior Account Executive
                  CTA Public Relations
                  303-665-4200
                  Bevo@ctapr.com
                  Bill@ctapr.com

China Digital Wireless Reports 41% Increase in Revenue for Second Quarter

Shanghai, China - China Digital Wireless, Inc. (OTC: CHDW) reported revenues in the second quarter ended June 30, 2004 increased 41% to $6.1 million compared to $4.3 million during the second quarter of 2003. Gross profit increased 2% to $1,035,683 from $1,017,963 during the same three-month period. The Company recorded a net loss of $190,000, or ($0.01) per share for the three months ended June 30, 2004, compared to a net income of $883,000, or $0.06 per share for the same period the prior year. The decrease in net income was mainly attributable to the increase in general and administrative expenses and costs associated with becoming a publicly traded company. Without the aggregate one time expense of $1,014,423 resulting from the issuance of stock to a consultant and from the issuance of securities in a private placement, the company would have reported a profit for the period.

In June 2004, China Digital Wireless, formerly Boulder Acquisitions, Inc., entered into a stock exchange agreement with Sifang Holdings Co. Ltd.. Pursuant to the stock exchange agreement, Boulder Acquisitions issued 13,782,636 shares of its common stock in exchange of 100% equity interest in Sifang Holdings Co. Ltd., making Sifang Holdings a wholly owned subsidiary of Boulder Acquisitions. Boulder Acquisitions subsequently changed its name to China Digital Wireless Inc. to better reflect the market it serves.

China Digital Wireless enables wireless users in China to access financial information, execute stock trades, and access various entertainment-related services on their wireless phones. By bundling its financial information software onto the wireless phones it markets, the company is building a recurring high-margin subscriber base. China Digital Wireless intends to grow revenues by expanding its subscriber base and adding additional value added services that are in demand in China. In addition to its value-added information services business, China Digital Wireless distributes various mobile phone models in the Shanghai, China region.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.